Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Ventrus Biosciences, Inc. (a development stage company) on Form S-3 (No. 333-179259) and Form S-8 (No. 333-173613) of our report dated March 28, 2014, on our audit of the financial statements as of December 31 2013 and 2012, and for each of the years in the two-year period ended December 31, 2013 and for the period from October 7, 2005 (inception) to December 31, 2013, which report is included in this Annual Report on Form 10-K to be filed on or about March 31, 2014. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

New York, New York

March 28, 2014